TERMINATION AND RELEASE AGREEMENT

     THIS TERMINATION AGREEMENT ("Agreement") is dated and effective this 7th day of April, 2006 ("Effective Date") by and between Craig Williams ("Williams") and Liberty Diversified Holdings, Inc., a California corporation ("Liberty"). Liberty and Williams shall sometimes be referred to individually as the "Party" and collectively as the "Parties."

                                  RECITALS

     A. Liberty and Williams, as purchaser and seller respectively, have engaged in a series of transactions for the purchase and sale of Peaceful Feet, Inc., a Georgia corporation, pursuant to a written purchase agreement and securities purchase agreement, each dated and effective as of August 30th 2005 ("Purchase Agreements").

     B.   Neither of the Parties has performed pursuant to the Purchase
Agreements.

     C. The Parties desire to cancel and rescind the Purchase Agreements, terminate their business relationship, and extinguish any and all obligations each Party has in relation to the other Party.

                                TERMINATION

     1. Termination. In consideration of (1) the forfeiture by Liberty of delivery of 100% of the issued and outstanding stock of Peaceful Feet, Inc. in accordance with the Purchase Agreements and (2) Williams' forfeiture of any and all payments, in the form of preferred stock of Liberty, as contemplated by the Purchase Agreements, the Parties hereby agree to terminate, rescind and cancel the Purchase Agreements as of the date first set forth above, and the parties thereto shall have no further rights or obligations thereunder.

     2. Release by Liberty. Except as to the obligations created by this Agreement, Liberty, on behalf of itself and its subsidiaries, affiliates, officers, directors, shareholders, representatives, agents, employees, consultants, accountants, attorneys, and each of their successors, and assigns, and all others claiming by or through or associated in any respect with any of the foregoing (collectively, the "ALiberty Group"), hereby releases, remises and forever discharges Williams, Peaceful Feet, Inc. and its subsidiaries, affiliates, officers, directors, shareholders, representatives, agents, employees, consultants, accountants, attorneys, and each of their successors and assigns, and all others claiming by or through or associated in any respect with any of the foregoing (collectively, the "AWilliams Group") from any and all, and hereby waives any and all, claims, demands, liabilities, damages, costs, expenses, responsibilities, and causes or rights of action of any kind, type or nature, past and present, including unknown claims that might presently exist, accrued or yet to accrue, which the Liberty Group may possess, acquire, or otherwise have or obtain against the Williams Group, arising out of, in connection with or otherwise related to (i) the Purchase Agreements; and (ii) all aspects of the Parties= dealing and relation with respect to each other prior to the Effective Date, including by way of example and not limitation, statements made to third parties; fiduciary claims; contract claims; tort claims; demands, causes of action, judgments, debts, liabilities, or other obligations of any kind or nature, whether known or unknown, accrued or unaccrued, existing as of the date of this Agreement, with the intent that this release, waiver and discharge be a general release, waiver and discharge.


     3. Release by Williams. Except as to the obligations created by this Agreement, the Williams Group hereby releases, remises and forever discharges the Liberty Group from any and all, and hereby waives any and all, claims, demands, liabilities, damages, costs, expenses, responsibilities, and causes or rights of action of any kind, type or nature, past and present, including unknown claims that might presently exist, accrued or yet to accrue, which the Williams Group may possess, acquire, or otherwise have or obtain against the Liberty Group, arising out of, in connection with or otherwise related to (i) the Purchase Agreements; and (ii) all aspects of the Parties= dealings and relation with respect to each other prior to the Effective Date, including by way of example and not limitation, statements made to third parties; fiduciary claims; contract claims; tort claims; demands, causes of action, judgments, debts, liabilities, or other obligations of any kind or nature, whether known or unknown, accrued or unaccrued, existing as of the date of this Agreement, with the intent that this release, waiver and discharge be a general release, waiver and discharge.

     4. Waiver. The Parties each acknowledge that the release of claims under this Agreement covers any and all rights and benefits each Party and its affiliated companies, partners, executors, administrators, agents, servants, stockholders, officers, directors, employees, representatives, assigns, successors, and predecessors have or may have in the future, whether known or unknown, and the Liberty Group and the Williams Group waive any rights under the laws of any state (expressly including but not limited to Section 1542 of the California Civil Code) as follows (or which is substantially similar in wording or effect):

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THIS TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     5. Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

     6. Governing Law. The validity, construction and enforceability of this Agreement shall be governed by the laws of the State of California, without giving effect to conflict of laws principles thereof. Each of the Parties to this Agreement irrevocably consents to any suit, action, or proceeding with respect to this Agreement being brought in any court of competent jurisdiction located in Orange County, California.

     7. Integration. This Agreement incorporates the complete and entire agreement among the parties with reference to the subject matter thereof, and there are no other oral agreements, understandings, or representations or warranties, express or implied, between the Parties. No modification, waiver, or amendment of this Agreement shall be binding on the Parties unless executed in writing by both Parties.

     8. Attorneys' Fees. In the event of any litigation or arbitration to enforce the terms of this Agreement, the prevailing party in the litigation or arbitration is entitled to recover from the other Party the prevailing Party=s costs of litigation or arbitration, including without limitation reasonable attorneys= fees.

     9. Further Assurances. Each Party agrees to do all acts and things and to make, execute, and deliver such written instruments as shall be reasonable necessary to carry out the terms and provisions of this Agreement.

     10. Counterparts. This Agreement may be executed in counterparts, each of which when so executed will be deemed an original and all of which taken together will constitute but one and the same instrument.

     11. Independent Counsel. The Parties hereby acknowledge and agree that they have had the opportunity to have this Agreement reviewed by their own independent counsel and therefore agree that this Agreement shall be deemed to have been jointly drafted and shall not be construed in favor or against either Party.

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     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.


LIBERTY DIVERSIFIED HOLDINGS, INC.

     By:  _________________________________
          Ronald C. Touchard, CEO


CRAIG WILLIAMS

     By:  _________________________________
          Craig Williams, an individual


































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